Exhibit 16.1

March 4, 2005

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C.

To Whom It May Concern:

We have read Item 4.01 of the Amendment No. 1 to Current Report on Form 8-K for Ivory Capital Corporation dated as of the date hereof, and are in agreement with the statements relating to Mayer Hoffman McCann, P.C. contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Mayer Hoffman McCann, P.C.
Mayer Hoffman McCann, P.C.

Copy to Ivory Capital Corporation